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                                                                   Exhibit 10.34
                              SEVERANCE AGREEMENT
                              -------------------


          THIS SEVERANCE AGREEMENT effective as of January 1, 1994 (this "Agreement") between CYTOGEN CORPORATION, a Delaware corporation (the "Company"), and THOMAS J. McKEARN, M.D., Ph.D. (the "Employee").

                                   Background
                                   ----------

          The Employee is currently employed by the Company as President and Chief Executive Officer. The Board of Directors (the "Board") of the Company has determined that it is in the best interests of the Company and its shareholders for the Company to make the following severance arrangements with the Employee. These arrangements provide for compensation to be paid to the Employee in the event his employment with the Company is terminated under the circumstances described in this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

          1.  Severance.  In consideration of the Employee's continued
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employment by the Company, the Company agrees to provide the Employee with the following severance benefits. In the event the Employee's employment is terminated by the Company for any reason other than for Cause (defined below), then, and only in that circumstance, the Employee (or his beneficiaries in the event of his death before the payment in full of the severance amounts) shall be entitled to receive an amount equal to one (1) year's salary (at the rate in effect for the Employee immediately prior to the effective date of such termination without Cause), which shall be payable, at the sole discretion of the Company, in monthly installments as the salary would have been paid, or in a lump sum.

          2.  Definitions.  As used herein, "Cause" shall mean the Employee's
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(i) material refusal or failure to perform and discharge his duties and responsibilities to the Company in accordance with the terms of his employment, or willful action or inaction that is materially inconsistent with the terms of his employment, (ii) material breach of his fiduciary duties as an officer or member of the Board of Directors of the Company or any subsidiary or affiliate of the Company, (iii) conviction of a felony, or (iv) conviction of any other crime involving the personal dishonesty or moral turpitude.

          3.  Designation of Beneficiary.  The Employee, upon executing this
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Agreement, shall execute and file with the Company a designation of the beneficiary (and a designation of one or
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more successor beneficiaries in the event of the death of a beneficiary) to whom he desires any amount that might be payable in the event of his death before payment in full of the severance amounts to be paid and distributed. The Employee shall have the right to change such designation or designations from time to time by executing and filing a subsequent designation with the Company. Any subsequent designation delivered to the Company shall be deemed to revoke all prior designations. If the Employee shall have made no such written designation or the last designation should be invalid or such beneficiary or successor beneficiary, if a natural person shall not be in existence, the Company shall pay and distribute any amount payable by reason of death to the then person and persons in the first of the following classes (equally among members of any class) or successive preference beneficiaries living: (i) widow,
(ii) children and (iii) executors and administrators. The Company may make such payment or distributions directly to the guardian of the beneficiary's person, or to the person with whom the beneficiary may reside or to any other person deemed suitable by the Company, in all of the foregoing cases without requiring any bond or surety of any such payee; and the Company shall not be bound to see to the application or use of any payments so made.

          4.  Notices.  All notices, advices and communications to be given or
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otherwise made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person, sent by air courier or sent by first-class, registered or certified mail, postage prepaid, addressed to such party at the address set forth below:

              If to the Employee, to:

              Thomas J. McKearn
              6040 Lower Mountain Road
              New Hope, PA  18938

              If to the Company, to:

              Cytogen Corporation
              600 College Road East
              Princeton, NJ  08540

              Attention:  William C. Mills III, Chairman

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              with a copy to:

              Dechert Price & Rhoads
              Princeton Pike Corporate Center
              997 Lenox Drive
              Building Three, Suite 210
              Lawrenceville, NJ  08648

              Attention:  James J. Marino, Esquire

provided, however, that either party to this Agreement may change the address to
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which notices are to be delivered or mailed to such party by giving notice thereof to the other party. If mailed as aforesaid, any such communication shall be deemed to have been given on the third business day following that on which the piece of mail containing such communication is posted.

          5.  Binding Agreement; Benefit.  The provisions of this Agreement
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shall be binding upon, and shall inure to the benefit of, the respective heirs, executors, administrators or other legal representatives, successors and assigns of each of the parties hereto.

          6.  Governing Law.  This Agreement shall be governed by, and construed
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and enforced in accordance with, the laws of the State of New Jersey.

          7.  Waiver of Breach.  The waiver by either party of a breach of any
              ----------------
provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any other breach by such party receiving the waiver.

          8.  Entire Agreement; Amendments.  This Agreement may be amended only
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by an agreement in writing signed by each of the parties hereto.

          9.  Assignment.  This Agreement is personal in its nature and the
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parties hereto shall not, without the consent of the other, assign or transfer this Agreement or any right or obligations hereunder; provided, however, that
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the provisions hereof shall inure to the benefit of, and be binding upon each successor of the Company, whether by merger, consolidation, transfer of all or substantially all assets, or otherwise.

          10.  Headings.  The section headings contained in this Agreement are
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for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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          IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                 CYTOGEN CORPORATION


                                 By:/s/  William C. Mills III
                                    -------------------------
                                    William C. Mills III


                                 /s/ Thomas J. McKearn
                                 ----------------------------
                                     Thomas J. McKearn

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